Exhibit 14

SECURITY NATIONAL FINANCIAL CORPORATION
AND SUBSIDIARIES

CODE OF BUSINESS CONDUCT AND ETHICS

Amended as of March 15, 2019

Introduction

This Code of Business Conduct and Ethics (this “Code”) covers a wide range of business practices and procedures. It is applicable to all directors, officers, and employees (including temporary employees) of Security National Financial Corporation, including its subsidiaries (the “Company”). It does not cover every issue that may arise or provide full details of specific Company policies, but it sets out basic principles to guide all directors, officers, and employees of the Company. All of the Company’s directors, officers, and employees will conduct themselves accordingly and seek to avoid even the appearance of improper behavior in any way relating to the Company. This Code should also be provided to and followed by the Company’s agents and representatives, including consultants. Those who violate the standards in this Code will be subject to disciplinary action, including possible termination. If questions arise regarding the interpretation, application, or existence of any of these policies, those questions should be directed to the Company’s Senior General Counsel.

1.	Scope of Code

This Code is intended to deter wrongdoing and to promote the following:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, accurate, timely, and understandable disclosure in reports and documents the Company prepares and in other communications made by the Company;

•	Compliance with applicable governmental laws, rules, and regulations;

•	The prompt internal reporting of violations of this Code to the appropriate person or persons identified in this Code;

•	Accountability for adherence to this Code; and

•	Adherence to a high standard of business ethics.

2.  Compliance with Laws, Rules and Regulations

In conducting the Company’s affairs, and in private affairs outside the Company which in any way can affect the Company, the Company expects its directors, officers and employees to exercise good judgment, high ethical standards and to know and follow all applicable laws. Such directors, officers and employees also must act in a manner that upholds both the spirit and the intent of the law. Where this Code or Company guidelines differ from local laws, such directors, officers and employees must always follow the higher standard. Violations of laws have serious consequences both for the Company and for the individuals involved. Therefore, when questions arise on these or other matters, directors, officers and employees should seek guidance from the Company’s Senior General Counsel.

3.  Financial Integrity

All transactions with the Company must be recorded to permit this preparation of financial statements in conformity with generally accepted accounting principles (GAAP). This financial information serves as the basis for managing the Company’s business, measuring and fulfilling the Company’s obligations, and complying with tax and financial reporting requirements. Financial records must represent the actual facts and the actual nature of the transactions. Accounting and financial reporting practices must be fair and proper, in accordance with GAAP, and use management’s best judgment.

The Company will provide full, fair, accurate, timely and understandable disclosures in reports and documents that it files with the U.S. Securities and Exchange Commission, other governmental agencies, and in all of its public communications. Clear, open, and frequent communication among all management levels and personnel on all significant financial and operating matters substantially reduces the risk of problems in the accounting and financial reporting areas and helps achieve these goals. All directors and officers are expected to be aware of these risks and to communicate accordingly. Internal controls will be adopted from time to time by the directors and officers as needed to further assist in preventing and detecting errors and fraud, promoting accuracy and completeness in financial records, and providing full, fair, accurate, timely, and understandable disclosures in periodic reports and other public communications.

4.  Conflicts of Interest

A “conflict of interest” exists when a person’s private interest interferes in any way – or even appears to conflict – with the interests of the Company or interferes with a person’s duty to serve the Company to the best of that person’s ability. A conflict situation can arise when a  director, officer, or employee takes actions or has an interest that may make it difficult to perform his or her work on behalf of the Company in an objective and effective manner.

It is a conflict of interest for a Company director, officer or employee to work simultaneously for a competitor, customer, vendor or supplier or to have a direct or indirect financial interest in, or receive compensation for, any transaction between the Company and any company with whom it does business. Directors, officers and employees are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with the Company’s customers, suppliers or competitors, except on the Company’s behalf.

Some examples of situations that may pose a conflict of interest are as follows:

•	Any significant ownership interest in any supplier or customer;

•	Any consulting or employment relationship with any customer, supplier, or competitor;

•	Any outside business activity that detracts from an individual’s ability to devote appropriate time or attention to such individual’s responsibilities to the Company;

•	The receipt of non-minimal gifts or excessive entertainment from any organization with which the Company has current or prospective business dealings; and

•	Selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable directors, officers, or employees are permitted to so purchase or sell.

Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors. Conflicts of interest may not always be clear-cut, so if any director, officer or employee has a question, he or she should consult with the Company’s management or the Company’s Senior General Counsel. Any director, officer or employee who becomes aware of a conflict of interest or potential conflict of interest should bring it to the attention of Company management or other appropriate personnel.

5.  Insider Trading

Directors, officers and employees who have access to confidential information are not permitted to use or share that information for trading in the Company’s stock or for any other purpose except the conduct of the Company’s business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical and against Company policy but is also illegal. Directors, officers, and employees also must comply with insider trading standards and procedures adopted by the Company from time to time. If a question arises, the director, officer, or employee should consult with the Company’s Senior General Counsel.

6.  Corporate Opportunities

Directors, officers and employees are prohibited from taking for themselves personally or directing to a third party an opportunity that is discovered through the use of Company property, information, or position without the consent of the Board of Directors. No director, officer, or employee may use Company property, information or position for improper personal gain, and no director, officer, or employee may compete with the Company directly or indirectly. Directors, officers, and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

7.  Competition and Fair Dealing

The Company seeks to outperform its competition fairly and honestly. The Company seeks competitive advantages through superior performance, rather than through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each director, officer, and employee should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers, competitors, and employees. No director, officer, or employee should take unfair advantage of anyone relating to the Company’s business or operations through manipulation, concealment, or abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with third parties. In dealing with any competitor of the Company or any current or prospective supplier, customer, lessor or lessee, no director, officer or employee shall furnish or seek to receive, for personal or any other person's gain, any payment (whether for services or otherwise), loan, gift or discount of more than nominal value, or entertainment which goes beyond common courtesies usually associated with acceptable business practice. Employees are to discuss with their supervisor any gifts, proposed gifts, or entertainment that they are not certain to be appropriate.

8.  Discrimination and Harassment

The diversity of the Company's employees is a tremendous asset. The Company is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment or any kind. The Company believes all employees should be treated fairly and equitably.

The Company prohibits any form of unlawful discrimination or harassment based upon sex, race, color, ethnicity, national origin, age, disability, religion, sexual orientation, or any other basis protected by law with respect to every aspect of the employment process including, but not limited to, hiring, promotion, demotion, transfer, recruitment, termination, pay, or training. This policy is intended to provide employees with a working environment free of discrimination, harassment, intimidation, or coercion relating directly or indirectly to any of these categories. All directors, officers, and employees are expected to: (a) support this policy actively; (b) act in accordance with this policy at all times in interacting with other employees, vendors, and customers; (c) ensure that all actions and decisions taken by them and their subordinates are consistent with this policy and in furtherance of it; and (d) bring any incidents in violation of this policy to the attention of Company management.

In addition, all employees must be allowed to work in an environment free from unsolicited and unwelcome sexual overtures. Sexual harassment refers to behavior such as unwelcome sexual advances, requests for sexual favors, and other conduct or communications of a sexual nature. If submission to such conduct is used as the basis for employment decisions, that is one kind of sexual harassment. If such conduct unreasonably interferes with an individual’s work performance by creating an intimidating, hostile, or offensive working environment, such conduct represents another form of sexual harassment. Neither kind of sexual harassment will be tolerated by the Company, nor will any other forms of harassment, discrimination, intimidation, or coercion based upon sex, race, color, ethnicity, national origin, age, disability, religion, sexual orientation, or any other basis protected by law. Any incidents that violate this policy should be brought to the immediate attention of Company management, as timely reporting is vital to the Company’s ability to investigate and resolve complaints.

9.  Gifts and Entertainment

Accepting any gift of more than nominal value or entertainment that is more than a routine social amenity can appear to be an attempt to influence the recipient. To avoid the appearance of improper influence with current or prospective customers, vendors, partners, consultants, or third party representatives, the following guidelines must be observed:

•	Never offer or accept a bribe; that is, anything designed to influence a person’s judgment:

•	Never offer or accept cash or cash equivalents;

•	Never participate in any business entertainment activity that would violate the law or embarrass the Company by its public disclosure;

•
Please consult with the Company’s Senior General Counsel before offering anything of value to government or political party officials, as such gifts and entertainment are strictly regulated and often forbidden entirely;

•
Do not seek or accept, directly or indirectly, any favors, such as gifts of more than nominal value, entertainment, sponsorships, or contributions, from organizations doing business or seeking to do business with the Company.

Directors, officers, and employees can offer or accept a gift or entertainment as long as it:

•	Meets the requirements of this Code of Business Conduct and Ethics;

•	Does not exceed generally accepted local business practices;

•	Is of nominal value;

•	Cannot be viewed as a bribe, payoff or kickback;

•	Does not violate applicable law, the Company’s policies or guidelines; and

•	Is not solicited.

Gifts such as merchandise or products, as well as personal services or favors, may not be accepted unless they are of a type and amount as are reasonable and customary under the circumstances and are not designed to, nor have the effect of, influencing the recipient’s judgment. The Company will not be influenced by gifts or favors of any kind from its existing or potential vendors, partners, consultants, or third party representatives. Gifts of any kind should not be accepted from vendors or potential vendors (or other business partners or potential business partners).

Reasonable business entertainment such as lunch, dinner, theatre, a sporting event, and the like, is appropriate so long as it is standard practice made in the interest of the Company and in the course of a meeting or another occasion where the purpose is to hold bona fide business discussions. Consideration should be given to the business purpose for the meal or other type of entertainment, and the setting and cost of the meal or entertainment when assessing its appropriateness.

10.  Use of Computer System

Directors, officers, and employees are responsible for properly using the Company’s computer system, including its electronic mail system and the Internet, in accordance with the Company’s policies. Company computers, including laptops and desktops, and the e-mail system are the property of the Company. All communications and information transmitted by, created on, or stored in, the computer system are Company records and the property of the Company. The Company has the right, but not the duty, for any reason and without the permission of any employee to monitor any and all aspects of its computer system, including reviewing documents created on and stored in its computer system, deleting any material stored in its system, monitoring websites visited by employees on the Internet, monitoring chat and news groups, reviewing material downloaded or uploaded by users from the Internet, and reviewing e-mails sent and received by users. Directors, officers, and employees should not have an expectation of privacy in anything they create, store, view, send, or receive on the Company’s computer system.

The Company’s policies also prohibit using the computer system to send or receive messages or files that are illegal, sexually explicit, abusive, offensive, or profane.

11.  Health and Safety

The Company strives to provide each employee with a safe and healthful work environment. Each director, officer, and employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Directors, officers, and employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs or alcohol in the workplace will not be tolerated.

12.  Record-Keeping

Company policy and applicable law require honest and accurate recording and reporting of information in order to make responsible business decisions. All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, appropriately reflect the Company's transactions and conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained.

13.  Confidentiality

Directors, officers, and employees must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, suppliers or others, except when disclosure is authorized by the Company's Senior General Counsel or when required or mandated by law or regulations. Confidential information includes all non-public information. It also includes information that suppliers and customers have entrusted to the Company. Such confidential information received from third parties should only be used and maintained in accordance with the applicable confidentiality agreement with each such party. The obligation to preserve confidential information continues after employment or a directorship ends.

The Company’s confidential information is a valuable Company asset. Protecting that information is one of the most important obligations that the Company’s directors, officers, and employees have. Confidential information includes information regarding customers, policy holders, suppliers, pricing, products, business strategies, business plans, business results, financial results, potential acquisitions, software systems, and other proprietary information of the Company.

Confidential Company information should not be disclosed to any third party unless there is an approved non-disclosure agreement and should not be disclosed internally except on a strict “need-to-know” basis.

Directors, officers, and employees should not attempt to acquire a competitor’s confidential information through improper means. Stealing confidential information or improperly inducing disclosures by past or present employees of other companies is prohibited. While the Company may, and occasionally does, employ former employees of competitors, the Company respects the obligations of those employees not to use or disclose the confidential information of their former employers.

14.  Protection and Proper Use of Company Assets

All directors, officers, and employees should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. The Company's equipment should not be used for non-Company business, though incidental personal use may be permitted.

The obligation of directors, officers, and employees to protect the Company's assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, designs, data bases, records, salary information, and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

The Company has made significant investments in developing assets for use in its business. Directors, officers, and employees each have a responsibility to protect the value of the Company’s assets, including physical assets, information, and the Company’s good name and reputation.

The Company’s physical assets include facilities, equipment, and computer and communications systems. These assets should only be used for Company business and the Company must protect these assets from theft, loss, damage, or misuse. While the Company respects employee privacy, officer and employee desks, cubicles, computers, computer usage, or telephone equipment should not be considered private or confidential.

Proprietary information is another valuable Company asset and includes internal and external communication, digital information stored on laptops, handhelds, desktops, servers, backups, and portable storage devices, and hard-copy documents. When working with proprietary and confidential information, directors, officers, and employees have a responsibility to safeguard it from unauthorized disclosure. Directors, officers, and employees must comply with all Company security policies and procedures for handling information assets and systems to ensure that the Company meets legal obligations, protects the Company’s reputation, and protects the Company’s investment in proprietary information.

15.  Chief Executive Officer and Senior Financial Officers Provisions

In addition to complying with the terms of this Code of Business Conduct and Ethics, the Company's Chief Executive Officer (CEO), Chief Financial Officer (CFO) and senior financial officers are subject to the following additional specific policies:

(a)
The CEO, CFO and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the U.S. Securities and Exchange Commission and in other public communications.

(b)
The CEO, CFO and each senior financial officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning (i) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize, and report financial data or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures, or internal controls.

(c)
The CEO, CFO and each senior financial officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning any violation of the Company's Code of Business Conduct and Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

(d)
The CEO, CFO and each senior financial officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business by the Company or any agent thereof.

16. Substance Abuse and Alcohol

The Company is committed to maintaining a safe and drug-free environment consistent with applicable law. While on Company time, on Company premises, conducting Company business, engaging in Company activities, or operating any Company vehicle or equipment, a director, officer, or employee may never use, possess, transfer, sell or manufacture drugs (which include any controlled substances that have not been prescribed for the director, officer, or employee by his or her doctor) or drug paraphernalia. A director, officer, or employee may not report to work under the influence of alcohol or illegal drugs or controlled substance, or any drug that has not been prescribed to such director, officer, or employer by his or her doctor. If a director, officer, or employee is taking any medication that creates a safety risk, such director must report this to the Company’s President and Chief Executive Officer, and such officer or employee must report this to such officer’s or employee’s supervisor, and such director, officer, or employee must not operate any Company equipment or vehicles if the medicine affects his or her perception, alertness, or responsiveness.

Directors, officers, and employees may not possess, be under the influence of, or drink alcohol while operating any Company vehicle, machinery, or equipment, or conducting Company business.

17.  Privacy

The Company is committed to protecting the reasonable privacy expectations of its directors, officers, and employees, customers, policy holders and suppliers. The Company believes individuals have the right to privacy protection when their personal data is collected, used, or disclosed. The Company also believes that responsible stewardship of personal data is a critical component in maintaining trust in the Company and ensuring that individuals feel confident that the Company respects their right to privacy. Therefore, directors, officers, and employees each have a responsibility to comply with the Company’s privacy and information security requirements when personal data is collected, stored, processed, transmitted, and shared.

18.  Waivers of the Code of Business Conduct and Ethics

Any waiver of any provision of this Code for a director or an officer of the Company must be approved in writing by the Board of Directors. Any waiver of any provision of this Code with respect to any other employees must be approved in writing by the Company’s Chief Financial Officer or the Company’s Senior General Counsel.

19.  Reporting any Illegal or Unethical Behavior

Directors and officers are encouraged to talk to the Company’s President and Chief Executive Officer, Chief Financial Officer, or Senior General Counsel, and employees are encouraged to talk to supervisors or other appropriate personnel, when in doubt about the best course of action in a particular situation, directors, officers, and employees should report any observed illegal or unethical behavior and any perceived violations of laws, rules, regulations, or this Code to appropriate personnel. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith. Directors, officers and employees are expected to cooperate in any internal investigations of misconduct.

Last Approval:  March 15, 2019